U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Mohr, J. Daniel
   8002 Evesborough Drive
   Clay, NY  13041
   US
2. Issuer Name and Ticker or Trading Symbol
   Center Banks Incorporated
   CTBK
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President & Treasurer

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |263.95             |I     |ESOP Trust (40% vested)    |
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Common Stock               |      |    | |                  |   |           |47.77              |I     |By 401K                    |
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Common Stock               |11/5/9|S   | |750               |D  |$14.50     |                   |      |                           |
                           |6     |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/5/9|S   | |300               |D  |$14.50     |110                |D     |                           |
                           |6     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Options|$8.50   |11/5/|x   | |750        |A  |**   |10/12|Common Stock|750    |*      |0           |D  |            |
                      |        |96   |    | |           |   |     |/03  |            |       |       |            |   |            |
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Employee Stock Options|$10.25  |11/5/|x   | |400        |A  |**** |12/20|Common Stock|2000   |***    |1600        |D  |            |
                      |        |96   |    | |           |   |     |/04  |            |       |       |            |   |            |
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Employee Stock Options|$13.75  |     |    | |           |   |**** |4/16/|Common Stock|2000   |***    |2000        |D  |            |
                      |        |     |    | |           |   |     |06   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
* Granted under the Center Banks Incorporated 1991 Long-term Incentive &
Capital Accumulation Plan.
** Options become exercisable 50% per year after the date of grant.
*** Granted under the Center Banks Incorporated Long-term Incentive & Capital
Accumulation Plan.
**** Options become exercisable 20% per year after the date of grant.
SIGNATURE OF REPORTING PERSON
/s/ J. Daniel Mohr
DATE
December 9, 1996